Exhibit 10.7

PARKING MANAGEMENT AGREEMENT

PARKING FACILITY MANAGEMENT AGREEMENT

THIS PARKING FACILITY MANAGEMENT AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into as of the 12 day of July, 2019 by and between 1350 S Dixie LLC, a Delaware Limited Liability Company (hereinafter referred to as “Owner"), and Legacy Parking Company, LLC, an Illinois Limited Liability Company (hereinafter referred to as "Manager").

R E C I T A L S:

A. Owner is the owner of the parking facility located at 1350 S Dixie Hwy, Coral Gables, FL and identified as Paseo de La Riviera parking facility in Coral Gables, Florida (hereinafter collectively referred to as the "Facility"), serving the Paseo de La Riviera mixed use residential/commercial/hotel project (the “Project”).

B. Manager is experienced in the management, supervision and operation of parking facilities.

C. Owner desires to engage Manager to supervise, manage and otherwise cause to be performed the operation and maintenance of the Facility and Manager desires to perform such services for Owner on the terms and conditions hereinafter specified.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, Owner and Manager hereby mutually agree as follows:

Article 1. TERMS OF ENGAGEMENT - STANDARDS OF PERFORMANCE. Owner hereby engages Manager as the sole and exclusive manager to supervise and direct the operation and management of the Facility on the terms and conditions hereinafter set forth. Manager hereby accepts such engagement and agrees to manage the Facility and to diligently perform and discharge the duties and responsibilities set forth herein.

Article 2. RELATIONSHIP OF THE PARTIES.

2.01. Independent Contractor. Owner and Manager are not to be considered joint ventures or partners, or one as the agent of the other. The relationship of Manager to Owner is and at all times hereafter shall remain solely that of an independent contractor, and nothing herein shall be deemed to create any other relationship between them. Neither party shall have the power to legally bind or obligate the other, nor shall either party be liable for debts incurred by the other, except as may be specifically otherwise provided herein.

Article 3. TERM.

3.01. Term. The Initial Term of this Agreement (hereinafter referred to as the “Term”) shall commence on the date that the Facility opens to the public (estimated to be around January 1, 2020) (the “Commencement Date”) and shall expire on the day prior to the third anniversary of the Commencement Date, unless sooner terminated as provided for herein. At the end of the Initial Term and any subsequent renewal terms, this Agreement shall automatically renew for one (1) additional one (1) year term unless otherwise terminated as provided for herein. Each twelve (12) consecutive month period beginning on the Commencement Date if it falls on the first day of a month or, if not, the first day of the month following the Commencement Date shall be referred to as an “Operating Year.”

3.02. Termination. Notwithstanding anything herein contained, Owner shall have the right to terminate this Agreement: (i) immediately, upon the damage or destruction of the Facility by fire or other casualty which shall prohibit or materially impair the operation of the Facility, as determined by Owner in its sole discretion; (ii) immediately, upon the sale of the Facility; (iii) upon not less than thirty (30) days' written notice to Manager at any time in the sole discretion of Owner. Manager shall have the right to terminate this Agreement upon not less than sixty (60) days’ written notice to Owner at any time in the sole discretion of Manager.

3.03. Payments Upon Termination and Surrender of Possession. Promptly after the expiration or any prior termination of the Term, Owner shall promptly pay to Manager the Management Fee and all other compensation or reimbursement due Manager hereunder, as of such date. Promptly after the expiration or prior termination of the Term, Manager shall promptly: (i) surrender and deliver up to Owner the Facility, including all equipment, signs, tools, supplies and other fixtures, materials and other personal property (hereinafter referred to as the “Operating Assets”), except for Manager's trademark or logos and any signage on which such shall have been incorporated); (ii) deliver to Owner a final Monthly Statement, as hereinafter defined, accounting for the operation of the Facility; (iii) remit to Owner all monies, without any set-off or deduction whatsoever, representing Parking Revenues, as hereinafter defined, received prior to any such expiration or termination minus Operating Expenses theretofore paid by Manager; and (iv) deliver to Owner all records, contracts, leases, receipts for deposits, unpaid bills and other data and documents in possession of Manager relating to the Facility. Any expiration or termination of this Agreement shall in no way affect or impair any rights or obligations of either party hereto arising prior to such expiration or termination.

Article 4. MANAGEMENT FEE. As compensation for Manager's performance of its duties hereunder, Owner shall pay to Manager as a management fee the following:

4.01. Definitions. As used herein, the following terms shall have the meanings set forth below.

A. “Net Operating Income” shall mean Parking Revenues less Operating Expenses.

B. “Parking Revenues” shall mean all receipts of every kind and nature, whether from daily or monthly contracts or any other source whatsoever, received by Manager during the applicable periods during the Term plus the value (based on the rates currently being charged for parking spaces on a monthly basis) of all free and discounted parking granted by Owner or Agent which arise out of the operation of and the parking of vehicles in the Facility.

C. “Operating Expenses” shall mean the following disbursements, costs and expenses incurred by Manager or Owner during the Term, in the ordinary course of business and directly attributable to the management and operation of the Facility to the extent included in the Approved Budget: (i) payments and deposits for Personnel Taxes, as hereinafter defined, disability benefits, and other similar expenses for on-site employees directly engaged in the parking operation, but expressly excluding Manager's administrative or clerical staff not directly engaged in the parking operation on-site at the Facility; (ii) payroll expenses, including, but not limited to, vacation pay, pension, and health and welfare programs for on-site employees directly engaged in the parking operation at the Facility; (iii) payments to independent contractors performing maintenance and repair services for the Facility in amounts from time to time approved by Owner; (iv) costs of procuring and maintaining the insurance described in Article 8 hereof and losses covered by insurance or a risk retention plan provided by Manager under the terms of this Agreement; (v) costs of purchasing supplies used in the operation and management of the Facility; (vi) actual costs of laundry and uniforms of employees engaged in parking operations on site at the Facility; (vii) costs of printing parking tickets, forms and other forms for use exclusively at the Facility; (viii) payment of uninsured damage claims, including amounts paid to satisfy the deductible portion of any policy of insurance, but specifically excluding the amount of any claims not paid by insurance due to: (1) Manager's failure to maintain insurance required hereunder; or (2) a defense to payment of such insurance due to the gross negligence or wrongful misconduct of Manager, or its agents, contractors, servants, employees, sublessees, concessionaires, or licensees; (ix) reasonable legal fees for processing and defending damage claims relating to the Facility and not resulting from damages indemnified by Manager under Section 11.01 of this Agreement, provided such fees shall be subject to the prior approval of Owner; (x) fees for licenses, permits and approvals for operation of the Facility, but specifically excluding indirect licenses and permits necessary for Manager to do business generally; (xi) on-site telephone charges only to the extent such charges are directly related to the operation of the Facility; (xii) Parking Tax, as hereinafter defined, but specifically excluding taxes on the income of Manager and excluding any penalty; (xiii) the Management Fee, as hereinafter defined; (xiv) bank charges, credit and debit card charges and postage; (xv) costs of repairs and maintenance required of Manager under this Agreement including, without limitation, contracted maintenance for illuminated signs, cash registers and parking equipment; (xvi) costs of compliance with Laws, as hereinafter defined; (xvii) accounts payable processing and computerized accounts receivable service; (xviii) losses due to theft or robbery; (xix) costs of utilities related to the Facility; (xx) costs of gas, fuel, water, sewer, elevator service and garbage disposal related to the Facility; (xxi) any other cost that is specifically approved by Owner; and (xxii) amounts payable by the owner of the Facility under the Reciprocal easement and Operating Agreement affecting the Facility.

Notwithstanding anything contained in this Agreement to the contrary, Operating Expenses shall not include and the Manager shall not be reimbursed for: (i) any portion of Manager's overhead and general expense, including but not limited to, expenses or salaries of Manager's officers or employees whether employed in the main or any branch office of Manager who are not on-site employees directly engaged in the parking operation at the Facility; (ii) any part of fixed capital, including interest on Manager's capital, or on monies borrowed; (iii) costs to Manager of supervision activities both at and away from the Facility; (iv) Manager's federal, state or municipal income and franchise taxes; (v) costs due to the gross negligence or breach of this Agreement of Manager or its employees or officers; (vi) costs of all reports and accounting services provided by Manager; (vii) political or charitable contributions; (viii) costs of travel; (ix) training expenses; and (x) Manager’s internal audits.

4.02. Management Fee. Owner shall pay to Manager a management fee equal to Fifteen Thousand ($15,000.00) dollars annually ($1,250.00 monthly) (hereinafter referred to as the “Management Fee”) during the Term.

4.03. Incentive Management Fee. In addition to the Management Fee, Owner shall pay to Manager an Incentive Management Fee (hereinafter referred to as the “Incentive Management Fee”) in an amount equal to: (i) Nine and One Half Percent (9.5%) of the annual Net Operating Income, as hereinafter defined, in excess of Five Hundred Thousand and no/100 Dollars ($500,000.00) (hereinafter referred to as the “Threshold”) during each calendar year of the Term, provided however for any for any partial calendar year, the Threshold be reduced to the amount calculated by: (i) dividing Threshold 365 days; and then (ii) multiplying the quotient so determined by the actual number of days this Agreement was in effect during such year. An estimated payment of the Incentive Management Fee (hereinafter referred to as an “Incentive Estimate”) shall be paid by Owner to Manager within thirty (30) days of the end of the first three calendar quarters of each calendar year (March 31, June 30 and September 30) based upon annual Net Operating Income in excess of the Threshold , as applicable, for such portions of the applicable calendar year as calculated based upon the above procedures for a partial calendar year. Each Incentive Estimate shall be deemed an advance on the payment of any Incentive Management Fee due for such calendar year. In the event that the Incentive Estimates paid to Manager for any calendar year exceed the Incentive Management Fee for such calendar year, the excess shall be deducted from the next sums payable hereunder to Manager, provided however if at the time of payment of the Incentive Management Fee this Agreement has been theretofore terminated, any excess payment of the Incentive Management Fee paid due to Incentive Estimates, shall be immediately paid by Manager to Owner. The Incentive Management Fee shall be paid by Owner to Manager, after deducting any applicable Incentive Estimates, within thirty (30) days of the delivery to Owner by Manager of an Annual Statement, as hereinafter defined, provided however if Owner elects to perform an audit with respect to such Annual Statement, the Incentive Management Fee shall be paid by Owner to Manager upon completion of such audit, but in no event later than ninety (90) days after delivery to Owner by Manager of an Annual Statement.

4.04. No Additional Compensation. Except as provided in this Article 4, the Manager shall not be entitled to receive any extra compensation of any kind whatsoever, for extra or additional service of any kind, unless the same was approved in writing by Owner in advance.

4.05 Fee Limitation. Notwithstanding the foregoing, the Management Fee and the Incentive Management Fee shall in no event collectively exceed four percent (4%) of Parking Revenues on an Operating Year basis.

Article 5. DUTIES AND RESPONSIBILITIES OF MANAGER. During the Term, Manager shall have the following duties and responsibilities, except when performance thereof is prevented by strikes, fire, casualty or any other event beyond its control:

5.01. Operation and Management. Manager shall operate and manage the Facility for the parking and storage of passenger motor vehicles on a twenty-four (24) hour, seven days per week, throughout the year, including Sundays and legal holidays, in a businesslike, first-class and efficient manner. Manager shall at all times conform to the policies and programs established in writing by Owner so as to operate the Facility in a faithful, diligent and efficient manner and shall comply with any written instructions, which may be given by Owner from time to time. Manager shall devote all reasonable efforts consistent with first-class professional management as Manager of the Facility, and shall perform its duties hereunder in conformity with the terms of this Agreement and in a diligent, careful and vigilant manner so as to manage, operate, maintain and service the Facility as first-class parking facility. Manager shall timely pay all Operating Expenses. Manager shall operate a valet service for the benefit of patrons and guests of the Project. The services of Manager hereunder are to be of a scope and quality not less than those generally performed by professional parking managers of other similarly situated, first-class parking garages. Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Manager's organization and staff with respect to the policies to be pursued by Owner in operating the Facility, and will perform such services as may be requested by Owner in operating, maintaining, servicing and improving the Facility. Manager shall act as a fiduciary with respect to the proper protection of and accounting for all Operating Assets. Manager shall commit a very experienced and well balanced team of professionals, who will implement a highly organized and comprehensive operations and maintenance program for the Facility, and will cooperate with Owner in establishing the highest quality level of professional services, with absolute control of costs and cost effectiveness. Manager shall consult with the Owner and keep the Owner advised as to all major or extraordinary matters and decisions affecting the Facility, including, without limitation, traffic flow, revenue control, capacity utilization, and hours and methods of operation, and shall endeavor to produce the highest Parking Revenues and Net Operating Income possible consistent with the provisions of this Agreement.

5.02. Employment and Personnel. Manager shall employ, hire, supervise, direct and discharge all management supervisors and qualified personnel, including managers, attendants, cashiers and maintenance personnel, necessary to operate the Facility in accordance with the terms of this Agreement. All persons so employed shall be deemed to be employees of Manager and not of Owner, and they shall have no authority to act as the agent of or to bind Owner. All employees shall be uniformed (uniforms to be reasonably approved by Owner) and neatly groomed and shall conduct themselves in a courteous and professional manner. All employees shall, in every instance, be employees of Manager, and Manager shall have total responsibility for and shall fully comply with all Laws respecting such employment, including without limitation, hours of labor, wages and working conditions.

Manager will keep weekly payroll records (or semi-monthly in the case of salaried employees) bearing explanation of the work performed by all employees, which records shall be available for inspection by Owner at all times. Manager shall be responsible for complying with all Laws and collective bargaining agreements affecting such employment. With respect to the Facility, Manager will be and will continue throughout the term of this Agreement to be an equal opportunity employer, and Manager agrees not to discriminate against any applicant or employee because of age, race, religion, color, handicap, height, sex, physical condition, developmental disability, sexual orientation or national origin in any of the following or in any other regard: employment, upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation and selection for training. Manager hereby agrees to indemnify, defend and hold Owner harmless from and against any and all claims, penalties and liabilities, to the extent the same are caused by Manager, which may be asserted by any governmental body having authority or by any person claiming to be aggrieved by reason of any acts or failure to act by Manager in accordance with or in violation of any such anti-discrimination Laws. In hiring employees, Manager shall include in its recruiting materials and post in a conspicuous place, available for employees and applicants for employment, a notice setting forth the provisions of this nondiscrimination clause.

5.03. Independent Contractors. Upon Owner's prior written consent, Manager may enter into such service contracts with independent contractors as necessary to operate the Facility. All persons so engaged as independent contractors shall be deemed to be independent contractors of Manager and not of Owner, and they shall have no authority to act as the agent of or to bind Owner. A copy of any contract entered into by Manager pursuant to this Section 5.03 shall promptly be provided to Owner (where necessary or desirable) Manager shall use its best efforts to enter into agreements with independent contractors and let bids for necessary labor and materials at the lowest possible cost as in its judgment is consistent with good quality, workmanship and service standard.

5.04. Insurance. Manager shall obtain and maintain on behalf of Owner the policies of insurance specified in Article 8 hereof, the cost of which shall be an Operating Expense.

5.05. Laws. Manager shall operate the Facility in compliance with any and all judicial decisions, orders, injunctions, writs, statutes, laws, rulings, rules, codes, regulations, permits, certificates, or ordinances of any courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever of any governmental unit (federal, state, county, district, municipal, city, or otherwise) and any quasi-governmental authorities, utility companies, fire underwriters and other agencies and organizations, whether now or hereafter in existence, which have jurisdiction over all or any portion of the Facility and any and all insurance requirements, documents, or instruments relating to Owner, Manager or the Facility (hereinafter referred to as the “Laws”). Manager shall also procure and maintain, at Owner's expense, all licenses, permits and approvals of any governmental or quasi-governmental authority required in connection with the operation of the Facility, including advertising sign permits, provided however Owner shall not be responsible for any licenses and permits required for Manager to do business generally, and Manager shall obtain all such licenses and permits.

5.06. Taxes and Returns. Manager shall timely prepare and file all necessary returns, reports and forms required by law in connection with unemployment insurance, social security taxes, worker's compensation insurance, disability benefits, federal and state income tax withholding, actual applicable payroll taxes, and other similar taxes and returns with respect to the personnel of Manager (hereinafter referred to as the “Personnel Taxes”) and reports required by any federal, state or municipal authority which arise from the operation of the Facility by Manager (other than income, use and personal or real property tax returns of Owner) and pay or make all deposits required for Personnel Taxes. Manager agrees to collect from the users of the Facility, and shall be responsible for the payment of, any and all taxes, fees and other charges due under any Laws with respect to parking at or the operation of the Facility (hereinafter collectively referred to as the “Parking Tax”). Manager shall remit all applicable Parking Tax directly to the applicable taxing authorities when due and will report to and account for any such payments to Owner monthly, in addition to disclosing Parking Revenues in each Monthly Statement and each Annual Statement, as hereinafter defined.

5.07. Collection of Parking Fees. Manager shall collect from users of the Facility all parking fees and other charges for use of the Facility, the rates for which shall be determined by Manager but subject to prior written approval of Owner. Manager shall render monthly bills and use reasonable efforts to collect fees for use of the Facility from monthly parkers provided, however, that Manager shall not under any circumstances be liable for the non-payment of any amounts so billed and uncollected. Manager shall enforce the terms of all parking agreements, licenses or other agreements for the use of any part of the Facility and, if required and upon obtaining the Owner's written consent, retain attorneys or collection agencies for such purposes. Owner reserves the right to permit persons to use the Facility for no charge, or reduced charges or to institute special promotions or other discounts with respect to certain users or all users of the Facility, provided however, that the value of any such free or discounted parking will be calculated using the then-current posted parking rates and included in the calculation of Manager's Incentive Management Fee, provided further that free parking granted for marketing purposes by Owner shall not be so included in the calculation of Manager's Incentive Management Fee. Manager shall cooperate with Owner in coordinating the use of the Facility by such persons without charge, or at reduced charges, or subject to such special promotions or discounts. The prices, rates and fees charged for use of the parking space shall be subject to Owner's approval, which shall not be unreasonably withheld, conditioned or delayed.

5.08. Customer Relations. Manager shall maintain courteous, businesslike relations with users of the Facility, and use its best efforts to expeditiously, courteously and equitably resolve complaints of customers relating to the Facility. Manager shall promptly notify Owner of any material complaint made by any user of the Facility.

5.09. Maintenance. Manager shall cause the Facility to be maintained in a clean and orderly manner in compliance with all applicable Laws and in accordance with reasonable standards prescribed by Owner, and shall supervise routine maintenance, repairs and improvements, and shall, with Owner's prior written consent, enter into maintenance contracts required for the efficient operation of the Facility. Manager shall immediately notify Owner if any portion of the Facility is in need of repair by other than the repair obligations to be performed by Manager pursuant to this Agreement. Manager shall perform or cause to be performed all necessary or desirable maintenance, striping, signage, painting, alterations, replacements and routine repairs and improvements in and to the Facility as: (i) are customarily made in the operation of properties of the like-kind, size and quality of the Facility; and (ii) as may be required to fulfill Owner's obligations under Laws, provided, however, that no alterations, repairs, additions or improvements the cost of which is not included in or reflected by the current Approved Budget shall be made without the prior written approval of Owner. All such maintenance, striping, lighting, signage, painting, alterations, replacements, repairs and improvements in and to the Facility shall be deemed an Operating Expense. Notwithstanding the foregoing, emergency repairs for which prior approval by Owner cannot reasonably be obtained involving manifest danger to life or the Facility, or immediately necessary for the preservation or the safety of the Facility, or for the safety of any users of the Facility, or required to avoid the suspension of any necessary service to the Facility, or required by any judicial or governmental authority having jurisdiction, shall be made by Manager without prior approval and irrespective of the cost limitation imposed hereunder, provided however Manager shall notify Owner immediately of such emergency repairs for which prior approval is not required. Manager will not permit any mechanic's or materialman's lien(s) or other liens to be placed upon the Facility and nothing in this Agreement shall be deemed or construed in any way as constituting the consent or request of the Owner, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Facility, or any part thereof, nor as giving Manager any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic's, materialman's or other liens against the Facility. In the event any such lien is attached to the Facility, Manager shall cause the same to be discharged of record within twenty (20) days of the filing of same.

5.10. Consulting. Manager shall make periodic visual inspections of the Facility and shall advise Owner, in writing, of any material defects in the Facility or any part thereof observed by Manager, understanding that Manager is not an engineer or otherwise qualified to make such judgments, immediately after ascertainment thereof by Manager, including, without limitation, material defects in all surfaces and walls of the Facility and in the sewer, water, elevator, access, security, electrical, lighting, structural, plumbing, heating, ventilation and air conditioning systems. Manager shall consult, advise and cooperate with Owner in the development and implementation of rules and regulations applicable to the Facility, and, if appropriate, enforce such rules and regulations. Manager shall also advise and consult with Owner with respect to potential changes to traffic control systems, safety and security matters, signage and/or any other matter that may substantially alter the use and operations of the Facility, the implementation of which shall require Owner's written consent.

5.11. Notification of Injury or Damage. Manager shall immediately notify Owner of any personal injury or property damage occurring to or claimed by any user of the Facility or third party on or with respect to the Facility and shall, upon receipt, forward to Owner any summons, subpoena or other like legal document served upon Manager relating to actual or alleged potential liability of Manager or Owner arising from the Facility. Manager shall additionally notify Owner immediately of any fire, accident or other casualty, condemnation proceedings, rezoning or other governmental order, lawsuit or threat thereof involving the Facility and any violations relative to the use, operation, repair and maintenance of the Facility under Laws.

5.12. Operating Budget. Manager shall prepare and deliver to Owner for its approval, within thirty (30) days after the date hereof with respect to the remainder of calendar year 2019 and prior to each August 1 during the Term with respect to each subsequent calendar year, a detailed line item budget (hereinafter referred to as the “Budget”) which shall set forth, among other matters, anticipated Parking Revenues, Parking Taxes, and Operating Expenses and reserves for such year. Upon Owner’s request, such budgets shall be prepared on both an accrual basis and a cash basis showing a month by month projection of all items therein set forth. Each Budget shall be in a form designated by Owner from time to time. Upon the receipt of the proposed Budget from Manager, Owner shall have sixty (60) days to approve in writing the Budget. If Owner does not approve a Budget in writing within the aforesaid sixty (60) day period, then the submitted Budget shall be deemed disapproved. A Budget or any revision thereof shall be deemed approved by Owner only if it is approved in writing by Owner and same shall be deemed the Approved Budget hereunder. If such Budget is not approved by Owner, Manager shall operate the Facility in accordance with the preceding year's Approved Budget until such time as a Budget for the then-current year is approved by Owner. Notwithstanding anything to the contrary herein contained, Owner may at its option, at any time during the Term create its own Budget and such Budget shall be deemed the Approved Budget. After approval by Owner of each Budget or submission to Manager by Owner of a Budget, same shall be deemed the Approved Budget for that calendar year or portion thereof. Manager agrees to use diligence and to employ its best efforts to ensure that the actual costs of operating the Facility do not exceed the Approved Budget. Owner shall have no obligation to fund or reimburse any expense incurred by Manager which are greater than ten percent (10%) in excess of the amount set forth in the Approved Budget for any expenditure, without Owner having first granted written permission to Manager for same, unless such expenses were incurred in response to an emergency situation.

5.13. Statements and Reports.

A. Manager shall, not later than eight (8) days after the end of each calendar month, render to Owner a monthly statement (hereinafter referred to as a “Monthly Statement”) of the Parking Revenues, Operating Expenses and Net Operating Income derived from the operation of the Facility for the month being reported upon and a cumulative statement for the applicable calendar year. Each of said reports shall include a comparison to the prior year and such other information as Owner shall reasonably designate. Manager shall prepare such other financial reports and perform bookkeeping services related to the Facility as requested by Owner from time to time. All accounting and financial reports shall be submitted to Owner in such form and format as the Owner from time to time reasonably designates. Concurrently with each Monthly Statement, Manager shall remit to Owner all Net Operating Income from the previous month.

B. Within sixty (60) days after the end of each calendar year, Manager will deliver or cause to be delivered to the Owner, an operating statement in such form and format as the Owner from time to time designates, showing the Parking Revenues, Operating Expenses and Net Operating Income derived from the operation of the Facility for the prior calendar year (hereinafter referred to as the “Annual Statement”) and any Incentive Management Fee due to Manager for such prior calendar year, certified by an executive officer of Manager. The Annual Statement shall include a comparison to the prior year and such other information as Owner shall reasonably designate. Owner shall have the right, from time to time, to audit any and all Monthly Statements and Annual Statements and in connection with such audits to examine all of Manager’s records (including all supporting data) of Parking Revenues, Operating Income and Net Operating Income and Manager shall make all such records available at the office of Owner for such examination. If any such audit discloses that the actual Net Operating Income reported by Manager is incorrect by more than Two Percent (2%), Manager shall pay all Owner’s cost of audit (not to exceed $2500) and shall immediately pay to Owner any sums then due to Owner due to the error in such audit. If Manager shall fail to furnish the Annual Statement within sixty (60) days after the end of any calendar year, then Owner shall have the right, at Manager’s expense, in addition to all other remedies, to audit Manager’s records and prepare therefrom the Annual Statement, and Manager shall make all records available for such examination.

5.14. Deposit of Parking Revenues. Manager shall promptly, on a daily basis, deposit all Parking Revenues into Manager's segregated bank account as designated from time to time by Owner (hereinafter referred to as the "Account"). Within ten (10) days after the end of such calendar month, any excess Parking Revenues (i.e., in excess of a reasonable reserve as agreed by Owner and manager) shall be transferred from the Account to Owner, or as directed by Owner to satisfy lender(s) requirements, by deposit to a bank account opened and maintained solely designated by Owner, provided the Manager shall not be required to make any such transfer if the transfer would reduce the balance of the remaining funds below those funds reasonably required to pay ongoing or anticipated operating expenses and provide for recurring expenses such as insurance premiums which may be due in large lump sum payments. All persons with access to the Account shall be approved by Owner in its reasonable discretion.

Article 6. OBLIGATIONS OF OWNER. During the Term, Owner shall have the following duties and responsibilities:

6.01. Payments. Owner agrees that Manager may pay Operating Expenses each month from the Account pursuant to the approved Budget or as otherwise approved by Owner in writing.

6.02. Payment of Management Fee. Each month, Manager may pay from the Account the Management Fee for such month pursuant to Article 4 hereof.

6.03. Deficit. If the funds in the Account are at any time not sufficient to pay all such Operating Expenses and Management Fees when due, Owner shall, within five (5) business days after receipt of written request from Manager, remit to Manager the amount of such deficiency.

6.04. Repair and Restoration of Facility. Owner expressly acknowledges and agrees that except as provided in this Agreement, Manager shall have no obligation to undertake any rehabilitation, repair or restoration of the Facility.

6.05. Taxes and Utilities Deficiencies. Owner shall pay any and all personal property taxes, real estate taxes and other assessments levied by any governmental authority with respect to the Facility (excluding the Parking Taxes and the Personnel Taxes).

6.06 Security. Owner expressly acknowledges that Manager’s obligations in connection with the management, operation and promotion of the Facility, and employment of persons in connection therewith, do not include the rendition of service, supervision, or furnishing of personnel in connection with the personal safety and security of employees, tenants, customers, or other persons within and about the Facility. Manager does not have knowledge or expertise as a guard or security service, and does not employ personnel for that purpose, nor do Manager’s employees undertake the obligation to guard or protect customers against the intentional acts of third parties.

Article 7. BOOKS AND RECORDS.

7.01. Preservation and Inspection. Manager shall keep and preserve accurate books and records of all Parking Revenues collected and all disbursements and Operating Expenses, including payment vouchers, bills and invoices, for not less than seven (7) years (except for parking tickets, which shall be retained for a period expiring not less than six (6) months from the date of issue). Manager shall make all such books and records available for inspection by Owner, its agents or accountants at reasonable times during normal business hours upon one (1) days' prior written notice to Manager. Manager shall not discard any records at the end of the aforesaid seven (7) year period, without thirty (30) days prior written notice to Owner, and shall permit Owner to retain such records. The forgoing provisions shall survive any termination of this Agreement.

7.02. Audit. Owner shall have the right at all times to examine and audit all books and records pertaining to the management and operation of the Facility. In the event any errors affecting the computation of the Management Fee are discovered in any statements delivered to the Owner by Manager, any amounts paid or payable to Manager shall be adjusted accordingly and any overpayment or shortfall shall be paid to the party requesting same within five (5) days after evidence of such error is delivered to the other party. If Manager fails to maintain records in the manner required under this Agreement, or if an audit by Owner discloses any sum due Owner or any overpayment to Manager, Manager will promptly reimburse Owner for any amounts due. If the variance in the aggregate of amounts as shown by the audit exceeds two percent (2.0%), Manager will bear the cost of the audit.

Article 8. INSURANCE.

8.01. Required Insurance. In accordance with the Approved Budget, Manager, as an Operating Expense, shall procure and maintain insurance as follows:

A. Worker's compensation insurance in compliance with the Worker's Compensation Act of the State of Georgia, including employer's liability insurance on all employees of the Facility not covered by the Worker's Compensation Act, for occupational accidents or disease, for limits of not less than One Million Dollars and No Cents ($1,000,000.00) for any one occurrence and providing a waiver of subrogation in favor of the Owner.

B. Commercial general liability insurance for a combined single occurrence limit of not less than One Million Dollars and No Cents ($1,000,000.00) for bodily injury or death and for property, subject to a deductible of not more than Twenty Five Thousand Dollars and No Cents ($25,000.00).

C. Garagekeepers legal liability insurance covering fire, vandalism, riot and civil commotion with limits of liability of not less than One Million Dollars and No Cents ($1,000,000.00) (excepting car theft and collision, the risk and liability for which shall be borne exclusively by Owner without insurance), subject to a deductible of not more than Ten Thousand Dollars ($10,000.00).

D. Umbrella public liability with limits of liability of not less than Three Million Dollars and No Cents ($3,000,000.00) in excess of underlying commercial general liability and Garagekeepers legal liability insurance.

E. Crime insurance with a limit of not less than One Hundred Thousand Dollars and No Cents ($100,000.00), and depositor's forgery insurance with a limit of not less than Two Thousand Five Hundred Dollars and No Cents ($2,500.00).

F. Such other insurance as Owner may designate from time to time in writing to Manager.

8.02. Additional Insureds. All insurance to be provided by Manager shall be endorsed to cover Manager, Owner, and any other person designated by Owner and their respective employees, agents, directors and officers as additional insured related to Manager’s operations only as their interests may appear.

8.03. Insurance Companies. All such insurance shall be written by reputable, financially sound companies licensed to do business in the state in which the Facility is located, and which have an A.M. Best rating of A-8, or better, reasonably satisfactory to Owner, and all such policies shall provide that they may not be canceled without at least thirty (30) days' prior written notice to Owner and the commercial general liability policies shall contain a severability of interest or separation of insured provision, affording defense and coverage for an insured in the event of a claim brought by another insured. Manager shall deliver to Owner, within ten (10) days from the date hereof and not less than fifteen (15) days prior to the expiration of any insurance policy, endorsements to the policies of insurance, or renewals thereof, as applicable, evidencing coverage to be obtained by Manager in accordance with the terms of this Agreement and naming Owner as an Additional Insured where applicable. Manager shall at all times comply with all requirements of the insurers issuing said policies. All insurance required to be obtained by Manager shall be primary to any other valid and collectible insurance. The minimum limits of insurance specified in this Article shall in no way limit or diminish Manager's liability under this Agreement. Any minimum amount of coverage specified above shall be subject to increase at any time, and from time to time, after commencement of the second full year of the Term if Owner shall reasonably deem same to be necessary for adequate protection and such coverage is generally maintained by managers of comparable facilities. Within thirty (30) days after demand by Owner that the minimum amount of any coverage be so increased, Manager shall furnish Owner with evidence of Manager's compliance with such demand.

8.04. Waiver of Claims Covered by Insurance. Owner shall obtain and maintain “all risks” property insurance on the Facility and equipment contained therein. Owner shall obtain and maintain liability insurance on elevators, if any, in the Facility and shall include Manager as an additional insured. Owner and Manager hereby waive all claims for recovery from each other and their respective affiliates, employees, agents, directors and officers, for loss or damage to property to the extent such damage may be covered by collectible insurance.

Article 9. REPRESENTATIONS AND WARRANTIES.

9.01. Representations and Warranties of Owner. As an inducement to Manager to enter into this Agreement and to perform its obligations hereunder, Owner hereby represents to Manager that: (i) Owner has full right, power and authority to execute and deliver and perform this Agreement and this Agreement has been executed and delivered by an authorized officer of Owner and is valid, binding and enforceable against Owner in accordance with its terms; and (ii) neither the execution or delivery of this Agreement, nor the performance of Owner's obligations hereunder will result in the breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, contract, agreement or instrument to which Owner is a party.

9.02. Representations and Warranties of Manager. As an inducement to Owner to enter into this Agreement and to perform its obligations hereunder, Manager hereby represents to Owner that:(i) Manager has full right, power and authority to execute and deliver this Agreement and this Agreement has been executed and delivered by an authorized officer, manager or a general partner of Manager and is valid, binding and enforceable against Manager in accordance with its terms; and (ii) neither the execution or delivery of this Agreement, nor the performance of its obligations hereunder will result in the breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, contract, agreement or instrument to which Manager is a party.

Article 10. DEFAULT

10.01. Default by Manager. The following events shall be a Default of Manager hereunder: (i) the event of Manager's fraud, gross negligence or willful misconduct in the performance of its obligations hereunder; (ii) the event of a breach by Manager of any of its monetary obligations hereunder, if such breach is not cured within five (5) days after written notice to Manager; (iii) the event of a breach by Manager of any of its nonmonetary obligations hereunder, if such breach is not cured within such thirty (30) days after written notice to Manager provided, if such breach cannot reasonably be cured within thirty (30) days, if Manager fails to commence the cure thereof within said thirty (30) day period and thereafter fails to diligently pursue said cure or if Manager fails to complete said cure within ninety (90) days of such breach; and (iv) if Manager shall file a petition seeking adjudication as a bankrupt or shall be adjudicated bankrupt or insolvent, or shall become a party to any proceedings involving bankruptcy, insolvency, arrangement, reorganization, receivership or similar relief against or with respect to Manager or any substantial portion of its property under any present or future law, whether voluntary or involuntary, and, if involuntary, such proceedings shall not be stayed, dismissed or vacated within sixty (60) days after their inception.

10.02. Default by Owner. The following events shall be a Default of Owner hereunder: (i) a breach by Owner of any of its monetary obligations hereunder, if such breach is not cured within five (5) days after written notice to Owner; (ii) a breach by Owner of any of its nonmonetary obligations hereunder, if such breach is not cured within such thirty (30) days after written notice to Owner provided, if such breach cannot reasonably be cured within thirty (30) days, if Owner fails to commence the cure thereof within said thirty (30) day period and thereafter fails to diligently pursue said cure or if Owner fails to complete said cure within six (6) months of such breach; and (iii) if Owner shall file a petition seeking adjudication as a bankrupt or shall be adjudicated bankrupt or insolvent, or shall become a party to any proceedings involving bankruptcy, insolvency, arrangement, reorganization, receivership or similar relief against or with respect to Owner or any substantial portion of its property under any present or future law, whether voluntary or involuntary, and, if involuntary, such proceedings shall not be stayed, dismissed or vacated within sixty (60) days after their inception.

10.03. Remedy. Upon the occurrence of an event of Default by Manager or Owner under Sections 10.1 or 10.2 hereof, the non-defaulting party may terminate this Agreement and may pursue any other remedy available at law or in equity. The rights and remedies of the parties hereto shall not be mutually exclusive, and thus, the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

Article 11. INDEMNIFICATION.

11.01 Manager. Manager agrees to indemnity, defend, and hold Owner and its employees, directors, partners, shareholders and lenders free and harmless from any and all claims, demands, liability, loss, cost or expenses, including but not limited to reasonable fees of counsel and litigation expenses, incurred by reason of negligent, willful or fraudulent act or omission by Manager or any of Manager's employees, independent contractors or agents, provided however nothing herein contained shall be deemed to require Manager to indemnify Owner for liabilities arising out of or in connection with: (i) any action taken by Manager in response to and in accordance with any written instructions given or policies and programs established by Owner pursuant hereto; or (ii) the negligent actions or failure(s) to act of Owner, its employees or agents. The foregoing provisions of this Section 11.01 shall survive the termination of this Agreement insofar as they relate to any claim, which occurred during the Term, but this, shall not be construed to mean that Manager's liability survives as to other provisions of this Agreement.

11.02 Owner. Owner agrees to indemnity, defend, and hold Manager and its employees, directors, partners, shareholders and lenders free and harmless from any and all claims, demands, liability, loss, cost or expenses, including but not limited to reasonable fees of counsel and litigation expenses, incurred by reason of negligent, willful or fraudulent act or omission by Owner or any of Owner's employees, independent contractors or agents, provided however nothing herein contained shall be deemed to require Owner to indemnify Manager for liabilities arising out of or in connection with: (i) any action taken by Owner in response to and in accordance with any written instructions given or policies and programs established by Manager pursuant hereto; or (ii) the negligent actions or failure(s) to act of Manager, its employees or agents. The foregoing provisions of this Section 11.02 shall survive the termination of this Agreement insofar as they relate to any claim, which occurred during the Term, but this, shall not be construed to mean that Owner's liability survives as to other provisions of this Agreement.

Article 12. NOTICES. Any notice pursuant to this Agreement shall be in writing and shall be sent by: (i) personal delivery; (ii) nationally recognized overnight courier service; (iii) or by email, with a hard copy to follow by overnight courier service. A written notice shall be deemed to have been given to the recipient party on the earlier of: (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; or (c) the date as of which the delivery service shall have indicated such notice to be undeliverable at the address required by this Agreement, provided that email notices shall be deemed to have been given when received by the recipient provided that a hard copy is received by the recipient on the next business day; provided that if any notice, consent or other communication is received at the addressee's location on any business day after 5:00 p.m. (addressee's local time) or on any day that is not a business day, such notice, consent or other communication shall be deemed to have been given on the next business day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Manager:	Joe Wenderoth, Chief Executive Officer
Legacy Parking Company, LLC
NBC Tower, Suite 910
455 N. Cityfront Plaza Drive
Chicago, Illinois 60611

If to Owner:	1350 S Dixie LLC
c/o NP International USA LLC
2020 Ponce de Leon Blvd., Suite 1104
Coral Gables, Florida 33134
Attention:

With copies to the following:
Kathleen M. Martin, Esq.
Malkerson Gunn Martin, LLP
220 South Sixth Street, Suite 1900
Minneapolis, MN 55402

or such other address(es) as may be furnished in writing as aforesaid.

Article 13. MISCELLANEOUS.

13.01. No Joint Venture. This Agreement shall not be construed as effecting a partnership or joint venture between Owner and Manager. This Agreement is not one of agency by Manager for Owner, but one with Manager engaged independently in the business of managing properties.

13.02. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that Manager shall not be entitled to assign this Agreement or subcontract out its obligations hereunder without the prior written consent of Owner.

13.03. Time. Time is of the essence of this Agreement.

13.04. Attorneys' Fees. If any party to this Agreement obtains a judgment against any other party by reason of breach hereunder or in connection with a dispute arising under or in connection with this Agreement (whether in an action or through arbitration), such party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys' fees and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs.

13.05. No Waiver. No waiver by either party of any default of the other party or of any event, circumstance or condition permitting a party to terminate this Agreement shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition permitting such termination, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the non-defaulting party at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement. The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a defaulting party or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the non-defaulting party's knowledge of the preceding default or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the non-defaulting party's acceptance of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the non-defaulting party. No waiver of any provision of this Agreement shall be effective unless signed by the party against whom the waiver is asserted.

13.06. Integration; Amendment. This Agreement, including any exhibits attached hereto, constitutes the entire agreement between the parties hereto relative to the subject matter hereof. Any prior negotiations, representations, warranties, correspondence or understandings relative to the subject matter hereof shall be deemed to be merged in this Agreement. This Agreement may not be amended or modified, except in writing, executed by each of the parties hereto. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

13.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state where the Facility is located.

13.08. Jury Waiver. TO THE EXTENT PERMITTED BY LAW, IT IS MUTUALLY AGREED BY AND BETWEEN OWNER AND MANAGER THAT THE RESPECTIVE PARTIES HERETO SHALL, AND THEY DO HEREBY, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BETWEEN THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS ON ANY MATTERS ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT AND THE RELATIONSHIP OF OWNER AND MANAGER.

13.09. Approvals and Consents. Except as otherwise expressly provided herein, any approval or consent provided to be given by Owner hereunder may be given or withheld in the sole and absolute discretion of Owner and must be contained in a writing signed by Owner in order to be effective.

13.10. Captions; Number and Gender. The section and paragraph headings herein contained are for purposes of identification only and shall not be considered in construing this Agreement. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

13.11. Limitation of Liability. The liability of Owner under this Agreement or any amendment thereof, or any instrument or document executed in connection with this Agreement, shall be limited to and enforceable solely against the assets of Owner constituting an interest in the Facility and not other assets of Owner. No directors, officers, employees, managers, members, attorneys or shareholders of any corporation, partnership, trust or limited liability company of Owner shall have any personal liability arising from or in connection with this Agreement.

13.12. Inspection by Owner. Neither this Agreement nor anything contained herein shall be deemed to limit Owner's right to enter upon or inspect the Facility or to perform any repair or maintenance or to do or perform any matter or thing required of Manager hereunder in the event of Manager's failure to do so, and, without limitation on its other rights as the owner of the Facility, Owner shall have the right to do any or all of the foregoing. Manager acknowledges and agrees that: (i) any inspections made by Owner shall be made for the sole benefit of Owner and not for the benefit of Manager or any third party; and (ii) such inspections shall not constitute a waiver of any of the provisions of this Agreement or any of the obligations of Manager hereunder.

13.13. Condemnation. In the event that at any time or times prior to the termination of this Agreement, the Facility or any part thereof shall be condemned or shall be voluntarily sold (Owner hereby expressly reserving the right and power to do so, notwithstanding any other provision hereof) for a purpose for which the same could be acquired by the purchaser pursuant to eminent domain proceedings, then the interests of Manager hereunder in the portion or portions of the same so condemned or sold shall forthwith terminate, and all compensation and damages awarded or paid by reason of such condemnation or sale shall be paid and belong solely to Owner. In the event that less than all of the real property then included in the Facility shall be so condemned or sold but such condemnation or sale shall injure the Facility to such extent that the remaining portion thereof cannot be made effectively usable for a parking facility consistent with the terms hereof, then either party may terminate this Agreement as to the Facility by written notice to the other party given within ten (10) days after the transfer of title to the condemning authority.

13.14. Software. Any software owned by either party in connection with this Agreement shall: (i) remain the property of such party; (ii) be used only in the manner authorized by such party from time to time; and (iii) be returned upon termination of this Agreement, or earlier as requested by such party. Owner shall be the owner of any software purchased or paid for by Owner.

13.15. Confidentiality. Manager shall keep the terms and conditions of this Agreement and of any other agreement in effect at the Facility, together with all information and data obtained, possessed, or generated by Manager in connection therewith (collectively, "Privileged Information") strictly confidential and not make any public announcements or any disclosure to any third parties, with respect to any Privileged Information without the express written consent of Owner. Notwithstanding the foregoing, the restrictions imposed under this section shall not apply to any Privileged Information required to be disclosed in order to comply with any law or judicial decree, or which, in Manager's reasonable judgment, expressed to Owner in advance in writing, must otherwise be disclosed to relevant third parties, including accountants, attorneys, and lenders in the course of reasonable and diligent management of the Facility. The obligation of confidentiality by Manager as set forth above will not apply to any data and information with respect to the Facility which is a matter of public record. The provisions of this Section 13.15 shall survive for five (5) years after the expiration or termination of this Agreement.

13.16. No Rights of Third Parties. No creditor of Owner or Manager shall have any rights, whether as a third-party beneficiary or otherwise, by reason of any of the provisions of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, Owner and Manager have caused this Agreement to be executed as of the day and year first above written.

OWNER:	1350 S Dixie LLC

	By:	/s/ Brent Reynolds
	Name:	Brent Reynolds
	Its:	Authorized Representative

MANAGER:	LEGACY PARKING COMPANY, LLC, an Illinois limited liability company

	By:	/s/ Joseph Wenderoth
	Name:	Joseph Wenderoth
	Its:	Chief Executive Officer

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